UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended March 31, 2026

FINANCIAL AGENCY GROUP

(Exact name of issuer as specified in its charter)

Wyoming	6770	32-0764142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

255 S Orange Avenue, Suite 104 #1261

Orlando, FL 32801, United States

Telephone: (407) 753-7711

(Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)

Common Stock, $0.0001 par value per share

(Title of each class of securities issued pursuant to Regulation A)

EXPLANATORY NOTE

This Annual Report on Form 1-K (the “Annual Report”) of Financial Agency Group (the “Company,” “we,” “us,” or “our”) is being filed pursuant to the ongoing reporting requirements of Rule 257(b)(1) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The Company is a Tier 2 issuer under Regulation A.

The Company’s offering statement on Form 1-A (File No. 024-14628) was qualified by the U.S. Securities and Exchange Commission (the “SEC”) on February 6, 2026. The Company’s fiscal year ends on March 31. This is the Company’s first annual report on Form 1-K and covers the fiscal year ended March 31, 2026 — the fiscal year during which the Company’s offering statement was qualified. The audited financial statements included herein cover the fiscal year ended March 31, 2026 and the comparative prior period from February 14, 2024 (inception) through March 31, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact contained in this Annual Report, including statements regarding our future operating results, financial position, business strategy, plans and objectives, are forward-looking statements. Words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will,” “would,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are based on management’s current expectations and assumptions and are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ include, but are not limited to, those discussed in the Risk Factors section of our offering circular dated February 6, 2026, filed with the SEC, and elsewhere in this Annual Report. The Company undertakes no obligation to update any forward-looking statement to reflect events occurring after the date of this Annual Report, except as required by law.

PART I

ITEM 1. BUSINESS

Overview

Financial Agency Group is a Wyoming corporation incorporated on February 14, 2024. Our principal executive office is located at 255 S Orange Avenue, Suite 104 #1261, Orlando, Florida 32801. We are a development-stage company providing strategic advisory services to private companies—primarily in emerging markets—seeking to access the U.S. public capital markets through Regulation A+, Form F-1 registration, or quotation on the OTC Markets.

We are not a broker-dealer, underwriter, or law firm. Our services are advisory in nature, focused on regulatory readiness, documentation support, vendor coordination, and execution strategy. We do not solicit investors, handle investor funds, or receive transaction-based compensation in connection with securities sales.

Regulation A Offering

On February 6, 2026, the SEC qualified our offering statement on Form 1-A (File No. 024-14628) to offer up to 18,000,000 shares of our common stock at $1.00 per share for gross proceeds of up to $18,000,000, in a self-underwritten, no-minimum, best-efforts public offering. The offering is being conducted pursuant to Tier 2 of Regulation A and commenced on February 6, 2026. The offering is ongoing and will terminate on the earlier of (i) February 6, 2027 or (ii) the date all 18,000,000 shares have been sold. As of March 31, 2026, no shares had been sold under the offering.

Our Services

Our principal service offerings during the fiscal year ended March 31, 2026 consisted of:

•IPO Advisory Services — end-to-end strategic guidance on U.S. public offerings, including Regulation A+, Form S-1 IPOs, and F-1 filings for foreign issuers, with coordination of U.S. legal counsel, PCAOB-registered auditors, transfer agents, EDGAR filing agents, and other third-party intermediaries.

•Regulatory Documentation Support — preparation assistance for Offering Circulars, Form 1-A filings, Form D notices, capitalization tables, and use-of-proceeds narratives.

•Cross-Border Structuring — U.S. entity formation and jurisdictional planning, shareholder agreements, and compliance with U.S. and applicable foreign laws.

•Market Research and Business Promotion Services — market research, market-entry analysis, and business promotion support in the United States for companies evaluating or preparing for participation in the U.S. capital markets, provided under fixed-fee engagement agreements.

•Testing the Waters (TTW) and Market Readiness — guidance on Rule 255 communications, investor messaging, and pre-launch outreach strategy.

•IPO Financing Facilitation — non-brokered structuring of pre-offering bridge funding to support legal, audit, and regulatory readiness expenses of clients, offered solely as part of advisory engagements and not as a principal business activity.

Client Engagements

During the fiscal year ended March 31, 2026, the Company was party to two client engagement agreements, each titled “Market Research and Business Promotion Agreement” and covering market research and business promotion services in the United States: (i) an agreement with Quantum Bridge Consulting-FCZO, effective September 1, 2025; and (ii) an agreement with Friction One Brake Technology Co. Ltd., effective January 1, 2026.

The Company commenced recognizing revenue under these engagements on February 13, 2026, upon the satisfaction of the related performance obligations. During the fiscal year ended March 31, 2026, the Company recognized aggregate revenue of $267,742 under these engagements, consisting of $74,832 (approximately 28% of fiscal year revenue) from Quantum Bridge Consulting-FCZO and $192,910 (approximately 72% of fiscal year revenue) from Friction One Brake Technology Co. Ltd. All amounts billed under these engagements were collected in full by international wire transfer (SWIFT) during the fiscal year, and no amounts were outstanding as of March 31, 2026. No revenue was recognized prior to February 13, 2026.

As of March 31, 2026, both engagements remained active. The Company did not receive any equity compensation from clients and did not hold any equity interests in client companies as of March 31, 2026.

Competition

We compete with (i) large global investment banks and broker-dealers, which generally serve larger issuers; (ii) specialized boutique advisory firms focused on Regulation A+, cross-border IPOs, or OTC market entry; and (iii) consulting and compliance support firms. As a development-stage advisory firm with a niche focus on assisting international companies—particularly those from India and other emerging markets—our positioning emphasizes cost-effective advisory and compliance support rather than securities underwriting or distribution.

Employees and Human Capital

As of March 31, 2026, we had no full-time employees. Our Chief Executive Officer and Chief Financial Officer provided their services without compensation prior to February 6, 2026. Following qualification of our offering statement, the Board of Directors approved compensation for each officer at an annualized rate of $175,000; such compensation is being accrued but has not been paid, and no cash compensation had been paid to either officer as of March 31, 2026 or as of the date of this Annual Report. All other operational, administrative, and compliance support was provided through independent consultants and contracted service providers, primarily in the United States and India. We engaged two independent, commission-based business development agents located in the United States to support client acquisition; these agents are not registered broker-dealers and do not solicit investors. No commission expense was incurred during the fiscal year ended March 31, 2026 in respect of the client engagements that generated revenue during the year.

Properties

Our principal executive office is located at 255 S Orange Avenue, Suite 104 #1261, Orlando, Florida 32801, pursuant to an office lease agreement entered into on July 1, 2025, with an initial term of twelve months and a renewal option of one additional year. Rent is payable quarterly at $4,500 per quarter (approximately $1,500 per month). We also maintain a small administrative support office in New Delhi, India, used solely for limited administrative functions through third-party consultants and which does not house any executive officers or employees.

Legal Proceedings

As of the date of this Annual Report, the Company is not a party to any legal proceedings, and no such proceedings are known to be contemplated by any governmental authorities or other parties. To the knowledge of management, there are no material claims, actions, suits, proceedings, or investigations pending or threatened against the Company or any of its officers or directors in their capacities as such.

Regulatory Matters

As a Tier 2 issuer under Regulation A, we are required to file with the SEC: (i) annual reports on Form 1-K within 120 calendar days after the end of each fiscal year; (ii) semiannual reports on Form 1-SA within 90 calendar days after the end of the semiannual period; (iii) current reports on Form 1-U within 4 business days of the occurrence of specified material events; and (iv) such other reports as may be required under Rule 257 of Regulation A. We intend to comply with all applicable ongoing reporting obligations.

Our advisory activities do not currently require registration as a broker-dealer or investment adviser with the SEC or the Financial Industry Regulatory Authority (“FINRA”). Our Indian advisory operations are limited to advisory support for issuers exploring overseas listings and do not, under current interpretations, require licensing as an investment adviser or merchant banker with the Securities and Exchange Board of India (“SEBI”).

Risk Factors

Investment in our common stock involves substantial risks. A detailed discussion of risk factors relating to our business, this offering, and an investment in our common stock is set forth in the Risk Factors section of our offering circular dated February 6, 2026, which is incorporated herein by reference. There have been no material changes to the risk factors disclosed in such offering circular as of the date of this Annual Report.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes included elsewhere in this Annual Report. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Financial Agency Group is a development-stage corporate advisory firm. We were incorporated in Wyoming on February 14, 2024, and our fiscal year ends March 31. This Annual Report covers the fiscal year ended March 31, 2026 (“Fiscal 2026”). The comparative prior period covers our operations from February 14, 2024 (inception) through March 31, 2025 (the “Prior Period”).

On February 6, 2026, our offering statement on Form 1-A was qualified by the SEC, and we commenced our Regulation A offering on the same date. From April 1, 2025 through early February 2026, our activities were focused on lease arrangements, vendor identification, client business development, and the preparation and qualification of our offering statement; we recognized no revenue during those months. The Company commenced revenue recognition under its client engagements on February 13, 2026, and all Fiscal 2026 revenue was recognized between February 13, 2026 and March 31, 2026.

Key Factors Affecting Our Results

Our results of operations during Fiscal 2026 reflect: (i) the qualification of our offering statement on February 6, 2026 and the commencement of revenue recognition under our client engagements on February 13, 2026; (ii) the recognition of $267,742 in fees from two client engagements; (iii) ramp-up costs associated with engaging professional vendors, including legal counsel, outside consultants, the independent auditor, and EDGAR filing agents; (iv) accrued (but unpaid) executive compensation for our Chief Executive Officer and Chief Financial Officer for the post-qualification portion of the fiscal year; and (v) nine months of office rent under the lease that commenced July 1, 2025.

Results of Operations — Fiscal 2026 Compared to the Prior Period

The following table summarizes our results of operations for Fiscal 2026 and the Prior Period:

	Year Ended March 31, 2026	Period from February 14, 2024 (Inception) to March 31, 2025
Revenue	$ 267,742	$ —
Operating expenses:
Legal and professional fees	87,463	—
Consulting and outsourced services	40,219	—
Officer compensation (accrued)	52,084	—
Commission expense	—	—
Audit fees	27,850	—
Travel	18,652	—
Marketing and business development	1,287	—
Filing, EDGAR and transfer agent fees	14,829	—
General and administrative	4,116	—
Technology and subscriptions	2,500	—
Office rent	13,500	—
Total operating expenses	262,500	—
Income from operations	5,242	—
Income before income taxes	5,242	—
Provision for income taxes	(1,101)	—
Net income	$ 4,141	$ —

Revenue

Revenue for Fiscal 2026 was $267,742, compared to $0 in the Prior Period. Fiscal 2026 revenue consisted entirely of fees recognized under two fixed-fee engagement agreements, each titled “Market Research and Business Promotion Agreement”: $74,832 under our engagement with Quantum Bridge Consulting-FCZO (effective September 1, 2025) and $192,910 under our engagement with Friction One Brake Technology Co. Ltd. (effective January 1, 2026). The Company recognized revenue in accordance with ASC 606, Revenue from Contracts with Customers, based on the satisfaction of the performance obligations identified in each engagement agreement; revenue recognition under these engagements commenced on February 13, 2026, and no revenue was recognized prior to that date. All amounts billed were collected in full by international wire transfer (SWIFT) between February 14, 2026 and March 27, 2026, and no receivables were outstanding as of March 31, 2026.

No revenue was attributable to equity compensation received from clients, and the Company held no equity interests in client companies as of March 31, 2026. Revenue is concentrated: our engagement with Friction One Brake Technology Co. Ltd. accounted for approximately 72% of Fiscal 2026 revenue, and our engagement with Quantum Bridge Consulting-FCZO accounted for approximately 28%.

Operating Expenses

Total operating expenses for Fiscal 2026 were $262,500, compared to $0 in the Prior Period. The principal components were:

•Legal and professional fees of $87,463, comprising securities counsel fees, corporate legal services, and professional advisory costs related to post-qualification compliance and the initial client engagements.

•Consulting and outsourced services of $40,219, representing fees paid to independent consultants in the United States and India supporting client delivery, regulatory documentation, and administrative functions. Of this amount, $39,810 was paid to Financial Agency Consultants BPO Pvt. Ltd., an India-based entity controlled by our Chief Financial Officer, under a written services agreement on arm’s-length terms. See “Item 5. Interest of Management and Others in Certain Transactions” and Note 6 to the financial statements.

•Officer compensation of $52,084, representing compensation accrued (but not paid) for our Chief Executive Officer and Chief Financial Officer for the period from February 6, 2026 through March 31, 2026, at the annualized rate of $175,000 ($14,583 per month) per officer, comprising a pro-rata accrual for 22 days of February 2026 and a full accrual for March 2026 ($26,042 for each officer). Prior to February 6, 2026, our officers served without compensation. No cash compensation was paid to either officer during Fiscal 2026; the full amount remained accrued and unpaid as of March 31, 2026.

•Audit fees of $27,850 incurred for audit and review services of our independent auditor.

•Travel expenses of $18,652 for client meetings and business development, principally in India.

•Marketing and business development expenses of $1,287 related to brand development, web presence, and client outreach materials.

•Filing, EDGAR, and transfer agent fees of $14,829 in connection with SEC filings, EDGAR filing services, and transfer agent setup.

•General and administrative expenses of $4,116, including bank charges, insurance, state registration and annual report fees, communications, and other office expenses incurred throughout the fiscal year.

•Technology and subscription expenses of $2,500 for cloud-based workflow tools, document management, and CRM platforms.

•Office rent of $13,500, representing three quarterly rent payments of $4,500 each under our office lease in Orlando, Florida, which commenced July 1, 2025.

No commission expense was incurred during Fiscal 2026 in respect of the client engagements that generated revenue during the year.

Net Income

Net income for Fiscal 2026 was $4,141, compared to $0 in the Prior Period, reflecting income from operations of $5,242 less a provision for income taxes of $1,101. Our Fiscal 2026 results reflect initial revenue recognized after February 13, 2026, partially offset by ramp-up operating expenses associated with the preparation, qualification, and commencement of operations under our Regulation A offering. Because our revenue-generating operations commenced only in the final weeks of the fiscal year, our Fiscal 2026 results are not necessarily indicative of the results to be expected for any future period.

Liquidity and Capital Resources

As of March 31, 2026, we had cash and cash equivalents of $140,356, compared to $61,567 as of March 31, 2025, and total stockholders’ equity of $65,708, compared to $61,567 as of March 31, 2025. Net cash provided by operating activities during Fiscal 2026 was $78,789, reflecting collections under our client engagements partially offset by cash operating expenses. As of March 31, 2026, no shares had been sold under our Regulation A offering, and the offering remained ongoing. Our liabilities as of March 31, 2026 consisted of accrued officer compensation of $52,084, accounts payable and accrued expenses of $21,463, and income taxes payable of $1,101.

We expect to fund our operations primarily through cash on hand, proceeds of our ongoing Regulation A offering, and revenue from client engagements. There can be no assurance that we will raise sufficient proceeds from the offering or that our revenue will be sufficient to meet our anticipated operating requirements. If we are unable to do so, we may be required to delay, reduce, or eliminate planned activities, including hiring and expansion initiatives. Our officers have agreed to continue accruing (and deferring payment of) their compensation until the Company’s liquidity position permits payment, which mitigates near-term cash requirements.

Our only fixed contractual obligation as of March 31, 2026 is our office lease in Orlando, Florida, which requires quarterly rent payments of $4,500. The lease has an initial term of twelve months expiring June 30, 2026, with an option to renew for an additional one-year period. We have no debt outstanding, no credit facilities, and no other long-term contractual commitments.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Critical Accounting Estimates

The preparation of our financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results could differ materially from these estimates. Areas requiring significant management estimates include the identification and satisfaction of performance obligations and the timing of revenue recognition under client engagements, the measurement of accrued liabilities, and the provision for income taxes.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we have elected to take advantage of certain exemptions from various reporting requirements applicable to other public companies, including the extended transition period afforded by Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with such standards on the timelines applicable to public companies.

ITEM 3. DIRECTORS AND OFFICERS

Set forth below is information regarding our directors and executive officers as of March 31, 2026.

Name	Age	Position	Director Since
Rahul Malhotra	39	Director and Chief Executive Officer	February 14, 2024
Manish Prakash	55	Director and Chief Financial Officer	February 14, 2024

Rahul Malhotra — Director and Chief Executive Officer

Mr. Malhotra co-founded Financial Agency Group in February 2024 with Mr. Manish Prakash. He has more than 15 years of experience in cross-border capital markets, corporate structuring, and IPO advisory. Since 2014, he has advised Indian companies on U.S. private placements through private placement agents and has overseen fundraising and onboarding strategies for international clients across industries including healthcare, electric vehicle mobility, real estate, and exports. Mr. Malhotra earned a Bachelor of Commerce from Zakir Husain College, Delhi University, India, in 2008.

Manish Prakash — Director and Chief Financial Officer

Mr. Prakash co-founded Financial Agency Group in February 2024 alongside Mr. Malhotra. He has more than 31 years of experience in financial consulting, business development, and international strategy. From 2005 to 2023, he held leadership roles in advisory firms focused on startup financing and global market entry, working with companies in the insurance, healthcare, and real estate sectors. Mr. Prakash holds a Bachelor of Commerce from Sri Guru Tegh Bahadur Khalsa College, Delhi University, India, earned in 1991.

Family Relationships

There are no family relationships among any of our directors or executive officers as of the date of this Annual Report.

Compensation of Directors and Executive Officers

The following table sets forth information regarding compensation accrued to our executive officers during the fiscal year ended March 31, 2026. No cash compensation was paid to either officer during the fiscal year; all amounts shown were accrued and remained unpaid as of March 31, 2026.

Name and Principal Position	Cash Compensation Paid ($)	Compensation Accrued but Unpaid ($)	Total Compensation ($)
Rahul Malhotra, Director and CEO	—	26,042	26,042
Manish Prakash, Director and CFO	—	26,042	26,042

Amounts represent compensation accrued from February 6, 2026 (the date the Board of Directors approved officer compensation following qualification of the Company’s Regulation A offering) through March 31, 2026, at the annualized rate of $175,000 ($14,583 per month) per officer, comprising a pro-rata accrual for 22 days of February 2026 and a full accrual for March 2026. As of March 31, 2026 and as of the date of this Annual Report, the officers continue to accrue their salaries and are not being paid; payment is deferred until the Company’s liquidity position permits.

Employment Agreements

On February 6, 2026, concurrently with the qualification of the Company’s Regulation A offering, the Company entered into written employment agreements with each of its executive officers, Mr. Rahul Malhotra and Mr. Manish Prakash. Each agreement provides for base compensation at an annualized rate of $175,000, consistent with the compensation approved by the Board of Directors and described above. As of March 31, 2026 and as of the date of this Annual Report, compensation under these agreements continues to be accrued and deferred, and no cash compensation has been paid to either officer.

Board Composition and Committees

Our Board of Directors currently consists of two directors: Mr. Rahul Malhotra and Mr. Manish Prakash. We do not have any independent directors as defined under the listing standards of any national securities exchange. We do not currently maintain a separately designated audit, compensation, or nominating committee. The full Board of Directors performs the functions that would otherwise be performed by such committees.

Former Directors

Ms. Kavya Jha served as a director from December 20, 2024 until her resignation on May 26, 2025. Mrs. Garima Malhotra served as a director from January 13, 2025 until her resignation on July 9, 2025. Both former directors served without compensation, did not hold any equity interests in the Company during or after their tenure, and their resignations were voluntary and not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2026, by: (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person known to us to beneficially own more than 10% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The percentages of beneficial ownership are based on 100,000,000 shares of common stock outstanding as of March 31, 2026.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Rahul Malhotra, Director and CEO 255 S Orange Avenue, Suite 104 #1261, Orlando, FL 32801	Common	50,000,000	50.00%
Manish Prakash, Director and CFO 255 S Orange Avenue, Suite 104 #1261, Orlando, FL 32801	Common	50,000,000	50.00%
All directors and executive officers as a group (2 persons)	Common	100,000,000	100.00%

Each beneficial owner listed above has sole voting and investment power over the shares listed opposite their name.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than the compensation arrangements with our executive officers described in Item 3 above (including the accrual and deferral of officer compensation), since the commencement of our last fiscal year there have been no transactions, and there are no currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

During the fiscal year ended March 31, 2026, the Company incurred and paid $39,810 to Financial Agency Consultants BPO Pvt. Ltd. (“FAC BPO”), an entity organized in India in which our Chief Financial Officer and director, Mr. Manish Prakash, holds a 99% ownership interest and which is therefore under his control. FAC BPO provided business process outsourcing, administrative, and back-office support services to the Company under a written services agreement. The amount involved exceeds one percent of the average of the Company’s total assets at the end of its last two completed fiscal years, and is therefore reportable under this Item. The services were provided on arm’s-length terms that management believes are no less favorable to the Company than those obtainable from an unrelated third party. The full amount was expensed within consulting and outsourced services and paid in cash during the fiscal year, and no amount remained payable to FAC BPO as of March 31, 2026. FAC BPO is a separate legal entity from the Company; notwithstanding the similarity of their names, FAC BPO is not a subsidiary or affiliate of the Company and the Company holds no ownership interest in FAC BPO. See Note 6 to the financial statements.

The Company’s founders, Mr. Rahul Malhotra and Mr. Manish Prakash, personally funded approximately $150,000 of offering-related legal, audit, compliance, and regulatory expenses prior to qualification of the Company’s offering statement. The founders have permanently waived reimbursement of these expenses, and accordingly such amounts have not been recorded as liabilities of the Company. This waiver was disclosed in the Company’s offering circular dated February 6, 2026.

ITEM 6. OTHER INFORMATION

None.

PART II

ITEM 7. FINANCIAL STATEMENTS

Crystal Arthur, CPA

Certified Public Accountant

Licensed in the State of Indiana (License No. CP11500183)

Ellettsville, Indiana, United States

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders of

Financial Agency Group

Orlando, Florida, United States

Opinion

We have audited the accompanying financial statements of Financial Agency Group (the “Company”), which comprise the balance sheets as of March 31, 2026 and March 31, 2025, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended March 31, 2026 and for the period from February 14, 2024 (inception) through March 31, 2025, and the related notes to the financial statements (collectively, the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2026 and March 31, 2025, and the results of its operations and its cash flows for the year ended March 31, 2026 and for the period from February 14, 2024 (inception) through March 31, 2025, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

/s/ Crystal Arthur, CPA

Crystal Arthur, CPA

Ellettsville, Indiana

July 8, 2026

FINANCIAL AGENCY GROUP

BALANCE SHEETS

As of March 31, 2026 and March 31, 2025

	March 31, 2026	March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$ 140,356	$ 61,567
Accounts receivable	—	—
Prepaid expenses	—	—
Total current assets	140,356	61,567
Total assets	$ 140,356	$ 61,567
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued officer compensation	$ 52,084	$ —
Accounts payable and accrued expenses	21,463	—
Income taxes payable	1,101	—
Total current liabilities	74,648	—
Total liabilities	74,648	—
Stockholders’ equity:
Common stock, $0.0001 par value; 225,149,897 shares authorized; 100,000,000 shares issued and outstanding at March 31, 2026 and 2025	10,000	10,000
Additional paid-in capital	51,567	51,567
Retained earnings	4,141	—
Total stockholders’ equity	65,708	61,567
Total liabilities and stockholders’ equity	$ 140,356	$ 61,567

The accompanying notes are an integral part of these financial statements.

FINANCIAL AGENCY GROUP

STATEMENTS OF OPERATIONS

For the Year Ended March 31, 2026 and for the Period from February 14, 2024 (Inception) to March 31, 2025

	Year Ended March 31, 2026	Period from February 14, 2024 (Inception) to March 31, 2025
Revenue	$ 267,742	$ —
Operating expenses:
Legal and professional fees	87,463	—
Consulting and outsourced services	40,219	—
Officer compensation (accrued)	52,084	—
Commission expense	—	—
Audit fees	27,850	—
Travel	18,652	—
Marketing and business development	1,287	—
Filing, EDGAR and transfer agent fees	14,829	—
General and administrative	4,116	—
Technology and subscriptions	2,500	—
Office rent	13,500	—
Total operating expenses	262,500	—
Income from operations	5,242	—
Other income (expense)	—	—
Income before income taxes	5,242	—
Provision for income taxes	(1,101)	—
Net income	$ 4,141	$ —
Net income per share — basic and diluted	$ 0.00	$ —
Weighted-average shares outstanding — basic and diluted	100,000,000	100,000,000

The accompanying notes are an integral part of these financial statements.

FINANCIAL AGENCY GROUP

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Year Ended March 31, 2026 and for the Period from February 14, 2024 (Inception) to March 31, 2025

	Common Shares	Par Value	Additional Paid-in Capital	Retained Earnings / Total
Balance — February 14, 2024 (Inception)	—	$ —	$ —	$ —
Issuance of founders’ shares (March 2024)	100,000,000	10,000	51,567	61,567
Net income for the period	—	—	—	—
Balance — March 31, 2025	100,000,000	$ 10,000	$ 51,567	$ 61,567
Net income for the year	—	—	—	4,141
Balance — March 31, 2026	100,000,000	$ 10,000	$ 51,567	$ 65,708

The accompanying notes are an integral part of these financial statements.

FINANCIAL AGENCY GROUP

STATEMENTS OF CASH FLOWS

For the Year Ended March 31, 2026 and for the Period from February 14, 2024 (Inception) to March 31, 2025

	Year Ended March 31, 2026	Period from February 14, 2024 (Inception) to March 31, 2025
Cash flows from operating activities:
Net income	$ 4,141	$ —
Changes in operating assets and liabilities:
Accrued officer compensation	52,084	—
Accounts payable and accrued expenses	21,463	—
Income taxes payable	1,101	—
Net cash provided by operating activities	78,789	—
Cash flows from investing activities	—	—
Cash flows from financing activities:
Proceeds from issuance of founders’ shares	—	61,567
Net cash provided by financing activities	—	61,567
Net increase in cash	78,789	61,567
Cash at beginning of period	61,567	—
Cash at end of period	$ 140,356	$ 61,567
Supplemental disclosure of cash flow information:
Cash paid for interest	$ —	$ —
Cash paid for income taxes	$ —	$ —

The accompanying notes are an integral part of these financial statements.

FINANCIAL AGENCY GROUP

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, NATURE OF OPERATIONS, AND BASIS OF PRESENTATION

Financial Agency Group (the “Company”) is a Wyoming corporation incorporated on February 14, 2024. The Company’s principal executive office is located at 255 S Orange Avenue, Suite 104 #1261, Orlando, Florida 32801. The Company provides strategic advisory services to private companies—primarily in emerging markets—seeking to access U.S. public capital markets through Regulation A+, Form F-1 registration, or quotation on the OTC Markets. The Company is not a broker-dealer, underwriter, or law firm.

On February 6, 2026, the U.S. Securities and Exchange Commission (the “SEC”) qualified the Company’s offering statement on Form 1-A under Tier 2 of Regulation A. The qualified offering provides for the sale of up to 18,000,000 shares of common stock at $1.00 per share. The Company commenced revenue-generating operations following qualification of the offering statement, and recognized its first revenue on February 13, 2026. As of March 31, 2026, no shares had been sold under the offering, which remains ongoing.

The Company’s fiscal year ends on March 31. These financial statements cover the fiscal year ended March 31, 2026 and the comparative prior period from February 14, 2024 (inception) through March 31, 2025. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

NOTE 2 — LIQUIDITY

The Company commenced revenue-generating operations during the fiscal year ended March 31, 2026 and reported net income of $4,141 and net cash provided by operating activities of $78,789 for the year. As of March 31, 2026, the Company had cash and cash equivalents of $140,356, total current liabilities of $74,648, and positive working capital of $65,708. Management believes that the Company’s current cash position, anticipated revenue from client engagements, and the continued deferral of officer compensation are sufficient to fund the Company’s operations for at least twelve months from the date these financial statements are available to be issued. The Company also expects to supplement its liquidity through proceeds of its ongoing Regulation A offering, which is open through February 6, 2027, although no assurance can be given as to the amount, if any, that will be raised.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash is maintained in a U.S. bank account. As of March 31, 2026, the Company had no balances in excess of federally insured limits.

Revenue Recognition. The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of promised services is transferred to clients in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company evaluates each engagement to identify the contract, performance obligations, transaction price, allocation of the transaction price, and the timing of revenue recognition. During the year ended March 31, 2026, all revenue was generated under fixed-fee engagement agreements, with fees recognized upon satisfaction of the performance obligations specified in each agreement. Revenue recognition under the Company’s engagements commenced on February 13, 2026. The Company did not receive any non-cash (equity) consideration during the year and held no equity interests in client companies as of March 31, 2026.

Accrued Officer Compensation. Compensation approved by the Board of Directors for the Company’s executive officers is recognized as an expense in the period in which the related services are rendered, regardless of when payment occurs. Compensation that has been earned but not paid is recorded as accrued officer compensation within current liabilities. See Note 6.

Leases. The Company’s office lease has an initial term of twelve months. The Company has elected the short-term lease exemption under ASC 842, Leases, and accordingly recognizes lease payments as rent expense on a straight-line basis over the lease term without recording a right-of-use asset or lease liability.

Income Taxes. The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. For the year ended March 31, 2026, the Company recorded a current income tax provision of $1,101 based on taxable income for the period. The Company had no material deferred tax assets or liabilities and no net operating loss carryforwards as of March 31, 2026.

Recently Issued Accounting Pronouncements. As an emerging growth company under the JOBS Act, the Company has elected to take advantage of the extended transition period for complying with new or revised accounting standards. Management has evaluated recently issued accounting pronouncements and believes there are no pronouncements that would have a material effect on the Company’s financial statements.

NOTE 4 — REVENUE

During the year ended March 31, 2026, the Company recognized revenue of $267,742 under two fixed-fee client engagement agreements, each titled “Market Research and Business Promotion Agreement”: $74,832 from the Company’s engagement with Quantum Bridge Consulting-FCZO (effective September 1, 2025; approximately 28% of fiscal year revenue) and $192,910 from the Company’s engagement with Friction One Brake Technology Co. Ltd. (effective January 1, 2026; approximately 72% of fiscal year revenue). Revenue recognition under these engagements commenced on February 13, 2026, upon satisfaction of the related performance obligations. There were no contract assets, contract liabilities, or accounts receivable outstanding as of March 31, 2026. All fees were collected in full by international wire transfer (SWIFT) during the fiscal year. No revenue was recognized during the period from February 14, 2024 (inception) to March 31, 2025. See Note 9 regarding customer concentration.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Operating Lease. On July 1, 2025, the Company entered into an office lease agreement for its executive office in Orlando, Florida. The lease has an initial term of twelve months expiring June 30, 2026, with an option to renew for one additional year. Rent is payable quarterly at $4,500 per quarter. Rent expense recognized during the year ended March 31, 2026 was $13,500, representing three quarterly payments under the lease. No rent expense was recognized in the prior period, as the lease had not yet commenced. Future minimum lease payments as of March 31, 2026 consist of one remaining quarterly payment of $4,500 due in April 2026.

Litigation. As of March 31, 2026, the Company is not a party to any pending legal proceedings, and to the knowledge of management, no proceedings are contemplated or threatened against the Company or its officers or directors.

NOTE 6 — RELATED PARTY TRANSACTIONS

Approximately $150,000 of offering-related legal, audit, compliance, and regulatory expenses incurred in connection with the Company’s Regulation A offering were funded personally by the Company’s founding shareholders, Mr. Rahul Malhotra and Mr. Manish Prakash. The founders permanently waived reimbursement of these expenses, and accordingly such amounts have not been recorded as liabilities of the Company or as expenses in these financial statements.

During the year ended March 31, 2026, the Company accrued officer compensation of $52,084 in the aggregate ($26,042 for each of Mr. Malhotra and Mr. Prakash), representing compensation for the period from February 6, 2026 (the date the Board approved officer compensation following qualification of the offering statement) through March 31, 2026, at the annualized rate of $175,000 per officer. No cash compensation was paid to either officer during the fiscal year; the entire accrued amount of $52,084 remained unpaid as of March 31, 2026 and is reflected as accrued officer compensation within current liabilities on the balance sheet. The officers have agreed to defer payment of accrued compensation until the Company’s liquidity position permits payment. No officer compensation was accrued or paid in the prior period.

During the year ended March 31, 2026, the Company incurred consulting and outsourcing fees of $39,810 payable to Financial Agency Consultants BPO Pvt. Ltd. (“FAC BPO”), an India-based entity in which the Company’s Chief Financial Officer, Mr. Manish Prakash, holds a 99% ownership interest and which is therefore a related party under ASC 850, Related Party Disclosures. FAC BPO provided business process outsourcing, administrative, and back-office support services under a written services agreement on arm’s-length terms. The entire $39,810 is included within consulting and outsourced services in the statement of operations, was paid in cash during the fiscal year, and no amount remained outstanding or payable to FAC BPO as of March 31, 2026. FAC BPO is a separate legal entity; the Company holds no ownership interest in FAC BPO, and FAC BPO is not a subsidiary or affiliate of the Company notwithstanding the similarity of their names. No comparable transactions occurred in the prior period.

NOTE 7 — STOCKHOLDERS’ EQUITY

Authorized Shares. The Company is authorized to issue 225,149,897 shares of common stock, par value $0.0001 per share. As of March 31, 2026 and March 31, 2025, 100,000,000 shares of common stock were issued and outstanding.

Founders’ Shares. In March 2024, the Company issued an aggregate of 100,000,000 shares of common stock to its co-founders (50,000,000 shares each to Mr. Rahul Malhotra and Mr. Manish Prakash) in connection with their initial capital contributions of $61,567 in the aggregate. These issuances were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Regulation A Offering. On February 6, 2026, the SEC qualified the Company’s offering statement on Form 1-A to offer up to 18,000,000 shares of common stock at $1.00 per share. As of March 31, 2026, no shares had been sold under the offering. The offering remains ongoing and will terminate on the earlier of (i) February 6, 2027 or (ii) the date all 18,000,000 shares have been sold.

Voting Rights and Dividends. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Holders of common stock are entitled to dividends if and when declared by the Board of Directors out of funds legally available therefor. The Company has not declared or paid any dividends to date and does not intend to declare dividends in the foreseeable future.

NOTE 8 — INCOME TAXES

The Company is subject to U.S. federal, state, and local income taxes. For the year ended March 31, 2026, the Company recorded a current income tax provision of $1,101, reflecting an effective tax rate of approximately 21% applied to pre-tax income of $5,242. Income taxes payable of $1,101 are reflected within current liabilities as of March 31, 2026. The Company had no net operating loss carryforwards and no material deferred tax assets or liabilities as of March 31, 2026, and accordingly no valuation allowance was recorded. The Company has no uncertain tax positions as of March 31, 2026. No income taxes were paid in cash during the fiscal year.

NOTE 9 — CONCENTRATIONS

During the year ended March 31, 2026, the Company’s revenue was derived from two clients. The Company’s engagement with Friction One Brake Technology Co. Ltd. accounted for approximately 72% of fiscal year revenue, and the Company’s engagement with Quantum Bridge Consulting-FCZO accounted for approximately 28%. The loss of either client, or the failure to obtain additional clients, could have a material adverse effect on the Company’s results of operations. The Company expects to expand its client base over time.

NOTE 10 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were available to be issued. Subsequent to March 31, 2026, the Company’s Regulation A offering remained ongoing, and the Company’s officers continued to accrue (and defer payment of) their compensation. No material events or transactions have occurred subsequent to March 31, 2026 and through the date of issuance of these financial statements that would require recognition or additional disclosure in these financial statements.

PART III

ITEM 8. EXHIBITS

Exhibit No.	Description
2.1	Certificate of Incorporation of Financial Agency Group (incorporated by reference to Exhibit 2.1 to the Company’s Form 1-A filed with the SEC)
2.2	Bylaws of Financial Agency Group (incorporated by reference to Exhibit 2.2 to the Company’s Form 1-A filed with the SEC)
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Form 1-A filed with the SEC)
6.1	Commission-Based Agent Agreement (incorporated by reference to Exhibit EX1A-6 to the Company’s Form 1-A filed with the SEC)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida, on July 8, 2026.

FINANCIAL AGENCY GROUP

By: /s/ Rahul Malhotra

Name: Rahul Malhotra

Title: Chief Executive Officer and Director

Date: July 8, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rahul Malhotra Rahul Malhotra	Chief Executive Officer and Director (Principal Executive Officer)	July 8, 2026
/s/ Manish Prakash Manish Prakash	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 8, 2026